EXHIBIT 23.2
Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Post-Effective Amendment to Form S-11 on Form S-3 No. 333-191049) and related Prospectus of Steadfast Apartment REIT, Inc. for the registration of 10,000,000 shares of its common stock and to the incorporation by reference therein of (i) our reports dated August 8, 2014 with respect to the statements of revenues over certain operating expenses of the Villages at Spring Hill and Harrison Place Apartments for the year ended December 31, 2013, included in its Current Report (Form 8-K/A) filed with the Securities and Exchange Commission, (ii) our reports dated November 12, 2014 with respect to the statements of revenues over certain operating expenses of the Club at Summer Valley Apartments and Terrace Cove Apartments for the year ended December 31, 2013, included in its Current Report (Form 8-K/A) filed with the Securities and Exchange Commission, (iii) our report dated December 19, 2014 with respect to the statement of revenues over certain operating expenses of the Residences on McGinnis Ferry Apartments for the year ended December 31, 2013, included in its Current Report (Form 8-K/A) filed with the Securities and Exchange Commission, (iv) our report dated February 2, 2015 with respect to the statement of revenues over certain operating expenses of The 1800 at Barrett Lakes Apartments for the year ended December 31, 2013, included in its Current Report (Form 8-K/A) filed with the Securities and Exchange Commission, (v) our report dated November 6, 2015 with respect to the combined statement of revenues over certain operating expenses of The Delano at North Richland Hills, The Meadows at North Richland Hills, Kensington by the Vineyard, Monticello by the Vineyard, and Lakeside at Coppell for the year ended December 31, 2014, included in its Current Report (Form 8-K/A) filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Irvine, California
April 4, 2016